ADMINISTRATION AGREEMENT

               THIS AGREEMENT is made as of this 11th  day of July, 2013 by and between the American Independence Funds Trust II (the "Trust"), a Delaware business trust having its principal place of business at 230 Park Avenue, Suite 534, New York, NY 10169, and American Independence Financial Services, LLC ("American Independence"), a limited liability company organized under the laws of the State of Delaware and having its principal place of business at 230 Park Avenue, Suite 534, New York, NY  10169.

               WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

               WHEREAS, the Trust desires that American Independence  provide certain administrative services for each series of the Trust, listed on Schedule A attached hereto and made part of this Agreement, as such Schedule A may be amended from time to time (individually referred to herein as the “Fund” and collectively as the “Funds”); and

               WHEREAS, American Independence is willing to perform such services on the terms and conditions set forth in this Agreement;

               NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. Retention of American Independence.

               The Trust hereby retains American Independence to act as the administrator of the Trust and to furnish the Trust with the services as set forth below. American Independence hereby accepts such employment to perform such duties.

               American Independence  shall provide the Trust with regulatory reporting services; shall provide all necessary office space, equipment, personnel, compensation and facilities for handling the affairs of the Trust; and shall provide such other services as the Trust may request that American Independence  perform consistent with its obligations under this Agreement. Without limiting the generality of the foregoing, American Independence shall:

               (a)  calculate Trust expenses and administer all disbursements for the Trust, and as appropriate compute the Trust's yields, total return, expense ratios and portfolio turnover rate;

               (b)  prepare and coordinate, in consultation with Trust counsel, the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

               (c)  prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of shares of the Trust as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust's shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Trust to make a continuous offering of its shares;

               (d)  develop and prepare, with the assistance of the Trust's investment adviser, communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Trust shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

               (e)  administer contracts on behalf of the Trust with, among others, the Trust's investment adviser, distributor, custodian, transfer agent and fund accountant;

               (f)  supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to shareholders;

               (g)  calculate performance data of the Trust for dissemination to information services covering the investment company industry;

               (h)  file all of the Trust's tax returns, and prepare and mail annual Form 1099, Form W-2P and Form 5498 to appropriate shareholders, with a copy to the Internal Revenue Service;

               (i)  assist with the layout and printing of prospectuses and supplements thereto, and assist with and coordinate layout and printing of the Trust's semi-annual and annual reports to shareholders;

               (j)  provide individuals reasonably acceptable to the Trust's Trustees to serve as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trustees;

               (k)  advise the Trust and its Trustees on matters concerning the Trust and its affairs including making recommendations regarding dividends and distributions;

               (l)  obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Trustees;

               (m)  monitor and advise the Trust and its Funds on their registered investment company status under the Internal Revenue Code of 1986;

               (n)  monitor and advise the Trust and its Funds on compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Trust's or any Fund's then current Prospectus or Statement of Additional Information;

               (o)  provide such internal legal services as are requested by the Trust including, but not limited to, the coordination of meetings and preparation of materials for the quarterly and special meetings of the Trustees and meetings of the Trust's shareholders;

               (p)  cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to, the Trust's independent public accountants in connection with the preparation of any audit or report requested by the Trust;

               (q)  cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to the Securities and Exchange Commission (the "SEC") or any other regulatory authority in connection with any regulatory audit of the Trust or the investment adviser of the Trust;

               (r)  perform all administrative services and functions of the Trust to the extent administrative services and functions are not provided to the Trust by other agents of the Trust;

               (s)  furnish advice and recommendations with respect to other aspects of the business and affairs of the Trust as the Trust and American Independence  shall determine desirable.

2. Subcontracting.

               American Independence  may, at its expense and, upon written notice to the Trust, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that American Independence  shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that American Independence  shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

3. Allocation of Charges and Expenses.

               American Independence shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. American Independence shall also pay all compensation, if any, of officers of the Trust who are affiliated persons of American Independence.

               The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration and/or qualification of the shares under federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of American Independence  or the investment adviser to the Trust, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

4. Compensation of American Independence.

               For the services to be rendered, the facilities furnished and the expenses assumed by American Independence pursuant to this Agreement, the Trust shall pay to American Independence compensation at an annual rate specified in Schedule B attached hereto. Such compensation shall be calculated and accrued daily, and paid to American Independence monthly. The Trust shall also reimburse American Independence for its reasonable out-of-pocket expenses incurred on the Trust's behalf, including but not limited to the reasonable travel and lodging expenses incurred by officers and employees of American Independence in connection with attendance at Board meetings and other expenses approved by the Trust.

               If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, American Independence ' compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of American Independence’s compensation for the preceding month shall be made promptly.

5. Effective Date.

               This Agreement shall become effective with respect to the Trust, and any Fund, on the date the Trust and any such Fund commences investment operations (the "Effective Date").

6. Terms of this Agreement.

               The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of one year. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.

               This Agreement may be terminated without penalty: (i) by provision of sixty (60) days' written notice; (ii) by mutual agreement of the parties; or (iii) for "cause" (as defined herein) upon the provision of thirty (30) days' advance written notice by the party alleging cause.

                For purposes of this Agreement, "cause" shall mean: (i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party, (ii) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of the Trust, a serious failure to perform satisfactorily American Independence ' obligations hereunder; (iii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.

               Notwithstanding the foregoing, after such termination for so long as American Independence, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due American Independence and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. American Independence shall be entitled to collect from the Trust, in addition to the compensation described in Schedule B, the amount of all of American Independence ‘s cash disbursements for services in connection with American Independence ' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents.

7. Standard of Care.

               The duties of American Independence shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against American Independence hereunder. American Independence shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing the services provided for under this Agreement. American Independence  shall be liable for any damages arising directly or indirectly out of American Independence ' failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of American Independence's willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of it obligations and duties hereunder. (As used in this Article 7, the term "American Independence" shall include directors, officers, employees and other agents of American Independence as well as American Independence itself.)

               Without limiting the generality of the foregoing or any other provision of this Agreement, (i) American Independence  shall not be liable for losses beyond its reasonable control, provided that American Independence  has acted in accordance with the standard of care set forth above; and (ii) American Independence  shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that American Independence  reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated persons of American Independence  who may otherwise be named as an authorized representative of the Trust for certain purposes).

               American Independence  may apply to the Trust at any time for instructions and may consult with counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with American Independence ' duties hereunder, and American Independence  shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion.

8. Indemnification.

               The Trust agrees to indemnify and hold harmless American Independence  from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") arising directly or indirectly out of any action or omission to act which American Independence  takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Trust, (ii) upon any instruction, notice or other instrument that American Independence  reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated person of American Independence  who may otherwise be named as an authorized representative of the Trust for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Trust shall have no obligation to indemnify or reimburse American Independence under this Article 8 to the extent that American Independence is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

               American Independence shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of American Independence's own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Article 8, the term "American Independence" shall include directors, officers, employees and other agents of American Independence  as well as American Independence  itself.)

9. Record Retention and Confidentiality.

           American Independence shall keep and maintain on behalf of the Trust all books and records which the Trust and American Independence is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. American Independence further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

10. Force Majeure.

               American Independence  assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

11. Rights of Ownership; Return of Records.

               All records and other data except computer programs and procedures developed to perform services required to be provided by American Independence  are the exclusive property of the Trust and all such records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason. American Independence  may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain American Independence's files, records and documents created and maintained by American Independence  pursuant to this Agreement which are no longer needed by American Independence  in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by American Independence for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

12. Representations of the Trust.

               The Trust certifies to American Independence  that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

13. Representations of American Independence.

               American Independence  represents and warrants that: (1) the various procedures and systems which American Independence  has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and American Independence 's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, (2) this Agreement has been duly authorized by American Independence  and, when executed and delivered by American Independence , will constitute a legal, valid and binding obligation of American Independence , enforceable against American Independence  in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, (3) it is duly registered with the appropriate regulatory agency as a transfer agent and such registration will remain in full force and effect for the duration of this Agreement, and (4) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

14. Insurance.

               American Independence shall furnish the Trust with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts. American Independence shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. American Independence shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by American Independence under its insurance coverage.

15. Information to be Furnished by the Trust.

               The Trust has furnished to American Independence the following:

(a)  Copies of the Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

               (b)  Copies of the following documents:

(1) The Trust's Bylaws and any amendments thereto; and

(2)  Certified copies of resolutions of the Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct American Independence  thereunder.

(c)  A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct American Independence in all matters.

(d) Copies of the Prospectus and Statement of Additional Information for each Fund.

16. Amendments to Agreement.

               This Agreement, or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

               For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and American Independence may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

17. Compliance with Law

               Except for the obligations of American Independence otherwise set forth herein, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

18. Notices.

               Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Trust, at 230 Park Avenue, Suite 534, New York, New York 10169, Attn: Eric Rubin, and if to American Independence , at 230 Park Avenue, Suite 534, New York, New York 10169 Att: John Pileggi or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

19. Assignment.

               This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

20. Governing Law.

               This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

21. Limitation of Liability.

               A copy of the Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and the American Independence  shall look only to the assets of the Trust, or the particular Fund, for the satisfaction of such obligations.

22. Multiple Originals.

               This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

AMERICAN INDEPENDENCE FUNDS TRUST II

By:
Name:	Eric M. Rubin
Title	President

AMERICAN INDEPENDENCE FINANCIAL SERVICES, LLC

By:
Name:	John J. Pileggi
Title	Managing Partner

SCHEDULE A

TO THE ADMINISTRATION AGREEMENT BETWEEN

THE AMERICAN INDEPENDENCE FUNDS TRUST II

AND

AMERICAN INDEPENDENCE FINANCIAL SERVICES, LLC

FUNDS

American Independence MAR Tactical Conservative Fund

American Independence MAR Tactical Moderate Growth Fund

American Independence MAR Tactical Growth Fund

American Independence MAR Tactical Aggressive Growth Fund

American Independence Laffer Dividend Growth Fund
SCHEDULE B

TO THE ADMINISTRATION AGREEMENT BETWEEN

THE AMERICAN INDEPENDENCE FUNDS TRUST II

AND

AMERICAN INDEPENDENCE FINANCIAL SERVICES, LLC

FEES

         Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay American Independence on the first business day after the end of each month, or at such time(s) as American Independence shall request and the parties hereto agree, a fee computed daily at the annual rate of:

               0.125% for:

                               American Independence MAR Tactical Conservative Fund

                               American Independence MAR Tactical Moderate Growth Fund

American Independence MAR Tactical Growth Fund

American Independence MAR Tactical Aggressive Growth Fund

American Independence Laffer Dividend Growth Fund

               For purposes of determining the fees payable to the Administrator, value of the net assets of a particular Fund shall be computed in the manner described in the Trust's Declaration of Trust or in the Prospectus or Statement of Additional Information respecting that Fund as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Fund.

               The parties hereby confirm that the fees payable hereunder shall be applied to each Fund as a whole, and not to separate classes of shares within the Funds.